UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              ---------------------

                                  SCHEDULE 14A
                            SCHEDULE 14A INFORMATION

                              ---------------------

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by Registrant [X]

Filed by a party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rules
    14a-6(e)(2) and 14c-5(d)(2))

[x] Definitive Proxy/Information Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                              Unique Mobility, Inc.
                (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                              UNIQUE MOBILITY, INC.
                              425 Corporate Circle
                             Golden, Colorado 80401



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON AUGUST 11, 1999




The annual meeting of shareholders of Unique Mobility, Inc. will be held on August 11, 1999, at 10:00 a.m., Denver Time at the Hyatt Regency Denver Hotel, 1750 Welton Street, Denver, Colorado 80202 for the following purposes:

     1. To elect a Board of six (6) directors to serve for the ensuing year and thereafter until their successors are duly elected and qualified.

     2. To consider and vote upon a proposal to ratify the appointment of KPMG LLP to act as independent auditors of the Company for the fiscal year ending March 31, 2000.

     3. To consider and vote upon a proposal to increase the number of shares available for grant under the Unique Mobility, Inc. 1992 Stock Option Plan.

     4. To consider and vote upon a proposal to amend the articles of incorporation to authorize a new class of 10,000,000 shares of preferred stock.

     5. To transact such other business as may properly come before the meeting.

The record date for the Annual Meeting of Shareholders has been fixed at June 23, 1999. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the meeting.


                                             By order of the Board of Directors
 June 25, 1999

                                            /s/ Linnea Gillman
                                            ___________________________________
                                            Linnea Gillman, Corporate Secretary


YOUR VOTE IS IMPORTANT. All shareholders, whether or not they expect to attend the Annual Meeting, are requested to complete, date, sign and mail the enclosed proxy, which is solicited by the Board of Directors. The enclosed envelope may be used for that purpose. If you attend the meeting, you may vote in person even though you have given a proxy.

                                PROXY STATEMENT


                              UNIQUE MOBILITY, INC.
                              425 Corporate Circle
                             Golden, Colorado 80401




                         ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON AUGUST 11, 1999




This proxy statement is being mailed on or about June 25, 1999, to the shareholders of Unique Mobility, Inc. in connection with the solicitation by the Board of Directors of the enclosed form of proxy for the Annual Meeting of Shareholders to be held on August 11, 1999. The last Annual Meeting of Shareholders was held on September 14, 1998.

If the enclosed proxy is properly signed and returned to the Company, the shares represented by the proxy will be voted at the meeting. If a shareholder indicates in his proxy a choice with respect to any matter to be voted upon, the shares will be voted in accordance with the shareholder's choice. If no choice is indicated, the shares will be voted "for" each of the proposals. A shareholder giving a proxy may revoke it at any time before it is voted by giving written notice to the Secretary of the Company, by executing a proxy bearing a later date or by attending the meeting and voting in person.

                         PERSONS MAKING THE SOLICITATION

This proxy is solicited on behalf of the Board of Directors of the Company. The solicitation will be made predominately by mail. The expense of such solicitation will be borne by the Company and will include reimbursement paid to brokerage firms and others for their expenses in forwarding solicitation material regarding the meeting to beneficial owners. Further solicitation of proxies may be made by telephone or oral communication with some shareholders of the Company following the original solicitation. All such further solicitation will be made by regular employees of the Company, who will not be additionally compensated therefor, or by Corporate Investor Communications, Inc., in which case the cost, which is not expected to exceed $5,500, will be borne by the Company.

                          SHAREHOLDERS ENTITLED TO VOTE

Shareholders of record at the close of business on June 23, 1999, will be entitled to vote at the meeting. As of that date there were 16,568,522 shares of the Company's $.01 par value common stock outstanding, each share being entitled to one vote. The Company has no other classes of voting securities. The Company's articles of incorporation provide that one-third of the outstanding shares of the common stock entitled to vote, represented in person or by proxy, shall constitute a quorum at any shareholders' meeting. The proposals to ratify the appointment of auditors and to increase the number of shares under the Incentive and Non-Qualified Stock Option Plan shall be approved if the votes cast in favor of the proposal exceed the votes cast opposing the proposal. In the election of directors, that number of candidates equaling the number of directors to be elected, having the highest number of votes cast in favor of their election, are elected to the Board of Directors. Cumulative voting is not allowed in the election of directors or for any other purposes. The proposal to amend the articles of incorporation must be approved by the holders of two-thirds of the outstanding shares.

With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect on the vote. Abstentions may be specified on all proposals except the election of directors and will be counted as present for purposes of determining the existence of a quorum regarding the item on which the abstention is noted. Abstentions will have no effect on the votes to ratify the appointment of auditors and to increase the number of shares under the Incentive and Non-Qualified Stock Option Plan and will be counted as votes against the proposal to amend the articles of incorporation. Under the rules of the American Stock Exchange (AMEX), brokers who hold shares in street name have the authority to vote on certain items, including the election of directors, when they have not received instructions from the beneficial owners. With respect to other proposals, AMEX rules provide that no broker may vote shares held for beneficial owners without specific instructions from such beneficial owners. Under applicable Colorado law, a broker non-vote will have no effect on the outcome of the matters to be voted on at the meeting, except that it will be counted as a vote against the proposal to amend the articles of incorporation.


                              ELECTION OF DIRECTORS


Pursuant to the bylaws of the Company, the Board of Directors shall consist of not fewer than three directors. The Board of Directors currently consists of seven members. The Board of Directors has set the number of directors at six and has nominated six candidates to stand for election to the Board of Directors. Proxies may not be voted for more than six persons. The Board of Directors is not classified, and each director serves for a term of one year and thereafter until his successor is duly elected and qualified.

At the Annual Meeting, the shareholders will elect six members to the Board of Directors. In the absence of instructions to the contrary, the proxy holders will vote the shares represented by proxy in favor of the nominees listed below. The Company expects each of the nominees listed below to be able to serve as a director. If any nominee should become unavailable, however, it is intended that the proxy holders will vote for a substitute designated by management.

                                                   Officer or
                       Position with                Director
Name          Age      the Company                   Since       Business Experience
Ray A. Geddes 66 Chairman of the Board and Chief     1981  President from 1991 through 1995,
                 Executive Officer; Member of              Chairman of the Board of Directors and
                 Executive Committee and                   Chief Executive Officer since 1984.
                 Compensation and Benefits Committee

Frank Hodsoll 61 Director and Member of Compensation 1993  Consultant to industry and government
                 and Benefits Committee, Stock             since 1992; Deputy Director for
                 Option Committee and Audit Committee      Management, United States Office of
                                                           Management and Budget (Washington, D.C.)
                                                           from 1991 through 1992.

William G.    55 Director, President and Chief       1992  President and Chief Operating Officer
Rankin           Operating Officer                         since January 1996; Executive Vice
                                                           President - Operations from 1992 through
                                                           1995.

H.J. Young    69 Director and Member of Executive    1994  Senior Counselor, Kearns and West
                 Committee and Audit Committee.            (Washington, D.C.) an international
                                                           public relations firm since 1994; Senior
                                                           Vice President, Edison Electric Institute
                                                           (Washington D.C.) from 1982 through 1994.

J.B. Richey   62 Director, Member of the Executive   1995  President, Invacare Technologies and
                 Committee, Audit Committee and            Senior Vice President-Total Quality
                 Stock Option Committee                    Management since 1992.  Director,
                                                           Invacare Corporation, Steris Corporation
                                                           and Royal Appliance Manufacturing Co.


Michael G.    48 Director and Vice President -      1998       Vice President Electronics Manufacturing
Franklin         Electronics Manufacturing                     since May 1998; President Franklin
                                                                 Manufacturing Company since 1985.

     No family relationship exists between any director, executive officer, significant employee or person nominated or chosen by the Company to become a director or executive officer.

     There are no arrangements or understandings between any director and any other person pursuant to which any director was nominated as a director except as follows:

     The Company has executed a stock purchase Agreement with Invacare Corporation whereby the Company has agreed to nominate and recommend for election to the Company's Board of Directors one person designated by Invacare for so long as Invacare owns at least 100,000 shares of the Company' common stock and is not in default of certain agreements. Pursuant to this Agreement the Company has nominated Mr. Richey to the Company' Board of Directors.

     Pursuant to the Share Exchange Agreement by which the Company acquired all of the stock of Franklin Manufacturing Company, the Company agreed to appoint Mr. Franklin to the Company's Board of Directors and to nominate him to the Board of Directors at each shareholder meeting during the term of his employment agreement, which expires on April 30, 2001.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOREGOING NOMINEES.

During the fiscal year ended March 31, 1999 the Board of Directors held meetings on fourteen occasions. Each incumbent director attended or participated in more than seventy-five percent of the meetings of the Board and board committees on which he served during the period he was a director. Participation at meetings was sometimes by telephone, which is authorized under Colorado law. The votes of each director are recorded in the minutes for each matter considered by the Board of Directors. None of the directors listed above has been involved during the last five years in any legal proceedings that are material to an evaluation of the ability or integrity of that person to act as a director of the Company.

The Board of Directors has an Executive Committee, Audit Committee, Compensation and Benefits Committee and a Stock Option Committee. The Company does not have a Nominating Committee. The Executive Committee, which makes policy recommendations to the Board of Directors, consists of three directors and did not hold any meetings during fiscal 1999.

The Audit Committee, which reviews the annual audit performed by the Company' independent auditors, consists of three directors and met one time during fiscal 1999.

See also "Compensation and Benefits Committee and Stock Option Committee Report on Executive Compensation" below.

MANAGEMENT

The executive officers of the Company are:

Name                       Age      Position


Ray A. Geddes              66      Chairman of the Board of Directors and
                                   Chief Executive Officer

William G. Rankin          55      Director, President and Chief Operating
                                   Officer

Donald A. French           43      Treasurer and Chief Financial Officer

Michael G. Franklin        48      Director, Vice President-Electronics
                                   Manufacturing

Ray A. Geddes, a director since 1981, joined the Company as Chairman of the Board, Chief Executive Officer and Treasurer in 1984. From 1991 through 1995, Mr. Geddes held the additional office of President. Mr. Geddes is also a Director of Taiwan UQM Electric Co., Ltd. ("Taiwan UQM"), a Taiwan-based corporation of which Unique owns 38%, and co-managing director of Unique Mobility Europa GmbH ("UQM Europa")a Germany based corporation of which Unique owns 33%. Prior to joining the Company, Mr. Geddes was an independent consultant to the automotive industry from 1974 through 1984. For twelve years prior to that, Mr. Geddes was employed by Ford Motor Company in various management capacities including Executive Vice President of Ford's Italian Automobile Group where he was responsible for the production and marketing of the Ford Pantera sports car and Program Manager for the production, marketing, and field support activities for several specialty vehicles, including the Shelby Mustang, Ford Cobra and Ford GT sports racing car. Mr. Geddes holds a Master of Business Administration and Juris Doctor Degree from the University of Michigan. He is Treasurer and a member of the board of directors of the Electric Vehicle Association of the Americas and a member of The Society of Automotive Engineers.

William G. Rankin, President and Chief Operating Officer since 1996, Executive Vice President-Operations and member of the Board of Directors from 1994 through 1995, joined the Company in 1992. Mr. Rankin is also a Director of Taiwan UQM. Prior to joining the Company, Mr. Rankin held a variety of management positions with Deere and Company, a manufacturer of agricultural, construction, and consumer equipment. From 1986 to 1992, Mr. Rankin served as General Manager of Deere Tech Services, a division of Deere and Company which developed, installed and marketed computer integrated manufacturing technologies; from 1982 through 1986, as Manager of Computer-Aided Manufacturing Services; and from 1976 through 1982, as Manager of Materials Management Research and Planning.

Donald A. French, Treasurer and Chief Financial Officer, joined the Company in 1987. Mr. French served as Corporate Secretary from 1987 through 1988 and Controller from 1987 through 1998. Prior to joining the Company, Mr. French was a practicing Certified Public Accountant from 1985 to 1986. Prior to that Mr. French served as Vice President and General Manager of Gaechter, Inc., an importer and distributor of apparel and eyewear from 1983 to 1984. From 1981 to 1982, Mr. French served as Supervisor of Financial Accounting for Husky Oil Company, a multinational oil and gas company.

Michael G. Franklin, Vice President Electronics Manufacturing, member of the Board of Directors and President, Franklin Manufacturing Company, joined the Company in 1998. Mr. Franklin founded and has served as President and Director of Franklin Electronics Company, a distributor of electronics components since 1983 and Franklin Manufacturing Company, a manufacturer of electronic and wire harness assemblies since 1985. From 1980 through 1983 Mr. Franklin served as Regional Product Specialist for the Connector Division of Panduit Corporation and from 1977 through 1980 as a Regional Sales Representative for Amp., Inc.


             Section 16(a) Beneficial Ownership Reporting Compliance

Under the securities laws of the United States, the Company's directors, its executive (and certain other) officers, and any persons holding more than 10 percent of the Company's common stock are required to report their ownership of the Company's common stock and any changes in that ownership to the Securities and Exchange Commission, the American Stock Exchange, the Boston Stock Exchange, the Chicago Stock Exchange and the Pacific Stock Exchange. The Company is required to report in this statement any failure to file timely reports during fiscal 1999. Based on its review of Form 3, Form 4 and Form 5 filings, the Company believes that all required reports were filed timely during fiscal 1999.

Executive Compensation

The following table sets forth information concerning compensation earned by the Chief Executive Officer and any other executive officer whose total annual salary and bonus exceeded $100,000 for the years ended March 31, 1999 and 1998, the five month transition period ended March 31, 1997 and the year ended October 31, 1996:

                           Summary Compensation Table

                                             Long-term
                                           Compensation
                                              Awards
                                            Number of
                                            Securities
   Name of                                  Underlying
  Individual       Fiscal        Annual       Options        Other
and Position        Year      Compensation    Granted    Compensation
                             Salary  Bonus

Ray A. Geddes,      1999    $196,033 $ -0-     89,262       $32,887 (1)
Chairman and        1998    $174,953 $ -0-    149,731       $31,266 (1)
Chief Executive     1997(3) $166,622 $ -0-     78,000       $32,415 (1)
Officer             1996    $162,533 $ -0-     98,926       $17,870 (1)
William G. Rankin,  1999    $165,991 $ -0-     77,224       $19,656 (1)
Director, President 1998    $148,248 $ -0-     96,377       $13,968 (2)
and Chief Operating 1997(3) $141,198 $ -0-    127,459       $11,124
Officer             1996    $136,873 $ -0-     80,478       $ 6,978 (2)

Donald A. French    1999    $129,792 $ -0-     60,521       $19,556 (1)
Treasurer and       1998    $111,321 $ -0-     74,892       $13,110 (1)
Chief Financial     1997(3) $101,206 $ -0-     94,541       $10,164 (2)
Officer             1996    $ 97,519 $ -0-     59,355       $ 5,572 (2)

Michael G. Franklin,
Director and Vice-
President Electronics
Manufacturing       1999(4) $129,231 $ -0-    174,710       $13,804 (1)

(1) Represents matching contributions to the Company's 401(k) Savings Plan, Company paid car allowance, certain professional fees, and key man life insurance premiums.

(2) Represents matching contributions to the Company's 401(k) Savings Plan and key man life insurance premiums.

(3)  Based on the period April 1, 1996, through March 31, 1997.

(4) Represents base salary from May 1, 1998, the date Mr. Franklin joined the company, through March 31, 1999 and includes compensation paid to Deborah Franklin, wife of Mr. Franklin.

The foregoing compensation tables do not include certain fringe benefits made available on a non-discriminatory basis to all Company employees such as group health insurance, dental insurance, long-term disability insurance, vacation and paid time off.

                       Option Grants During Fiscal 1999


                                                             Potential
                                                             Realizable
                                                              Value of
                              Percentage                       Assumed
                               of Total                      Annual Rates
                   Number of   Options                        of Stock
                  Securities  Granted to                       Price
  Name of         Underlying Employees  Exercise  Expira-   Appreciation
 Individual        Options   in Fiscal  Price Per  tion       for the
and Position      Granted (1)  1999       Share    Date      Option Term
                                                           5%(3)      10%(4)

Ray A. Geddes
Chairman and
Chief Executive
Officer             89,262    13.7%      $4.38   3-22-09  $245,877  $  623,102

William G. Rankin
Director, President
And Chief Operating
Officer             77,224    11.9%      $4.38   3-22-09  $212,718  $  539,069

Donald A. French
Treasurer and
Chief Financial
Officer             60,521     9.3%      $4.38   3-22-09  $166,709  $  422,472

Michael G. Franklin
Director and Vice-
President Electronics
Manufacturing (2)  100,000    15.4%      $7.75   4-30-08  $487,393  $1,235,150
                    74,710    11.5%      $4.38   3-22-09  $205,793  $  521,520

1) Represents options granted pursuant to the 1992 Stock Option Plan. The options granted vest as to one-third of the aggregate number of underlying shares on each of the next three annual anniversary dates following the date of grant. Additionally, the options are subject to forfeiture and have limitations as to marketability.

(2) Includes options to acquire 3,718 shares of common stock to Deborah Franklin, wife of Mr. Franklin. Mr. Franklin disclaims beneficial ownership of the options granted to Mrs. Franklin.

(3) The market capitalization of the Company, as determined by multiplying the outstanding number of shares of common stock at fiscal 1999 year end by the potential realizable share value achieved by applying the price appreciation methodology utilized in this table, would be approximately $117 million versus a market capitalization of approximately $72 million at March 31, 1999. Accordingly, the potential realizable value at assumed annual rates of stock price appreciation over the ten-year term to all shareholders is approximately $45 million assuming no increase in the number of shares of common stock outstanding over the ten-year term.

(4) The market capitalization of the Company, as determined by multiplying the outstanding number of shares of common stock at fiscal 1999 year end by the potential realizable share value achieved by applying the price appreciation methodology utilized in this table, would be approximately $187 million versus a market capitalization of approximately $72 million at March 31, 1999. Accordingly, the potential realizable value at assumed annual rates of stock price appreciation over the ten-year term to all shareholders is approximately $115 million assuming no increase in the number of shares of common stock outstanding over the ten-year term.


               Aggregate Option Exercises During Fiscal Year 1999
                and Option Values at the End of Fiscal Year 1999

                                                                 Value of
                                       Number of Securities    Unexercised
                                       Underlying Unexer-      in-the-money
                                        cised Options at        Options at
                 Number of              Fiscal Year End       Fiscal Year End
  Name of          Shares
 Individual       Acquired    Value     Exer-     Unexer-     Exer-     Unexer-
and Position    on Exercise  Realized   cisable   cisable     cisable   cisable


Ray A. Geddes,
Chairman and
Chief Executive
Officer           218,462  $461,085   356,310    215,083     $ 38,568   $ 34,736

William G.
Rankin, Director,
President and
Chief Operating
Officer            21,000  $ 49,640   540,033    183,962     $440,770   $ 52,643

Donald A. French
Treasurer and
Chief Financial
Officer            27,900  $ 65,291   273,608    141,963     $114,778   $ 39,242

Michael G. Franklin
Director and Vice-
President Electronics
Manufacturing (1)      -0-      -0-      -0-     174,710     $  -0-      $ 4,483

(1) Includes data for Deborah Franklin, wife of Mr. Franklin. Mr. Franklin disclaims beneficial ownership of the shares held by Mrs. Franklin.

                     Compensation and Benefits Committee and
            Stock Option Committee Report on Executive Compensation1

This report combines reports of both the Compensation and Benefits Committee and the Stock Option Committee.

The Compensation and Benefits Committee of the Board of Directors is responsible for establishing Company policy regarding executive compensation. The Compensation and Benefits Committee currently consists of Messrs. Iacocca, Geddes, and Hodsoll.

The Stock Option Committee administers the 1992 Stock Option Plan and determines how many options will be granted to executive officers and other employees of the Company as a group. The Stock Option Committee currently consists of Messrs. Hodsoll, Richey and Iacocca.

The Compensation and Benefits Committee determines all elements of executive compensation except grants of stock options. Mr. Geddes does not participate in Compensation and Benefit Committee deliberations and recommendations as to his own compensation.

Policy

The Company's compensation program for its Chief Executive Officer, and all employees generally, is based on beliefs and principles designed to align compensation with business strategy, company values, and management initiatives. The program:

o Rewards the Chief Executive Officer for long-term strategic management and the enhancement of shareholder value by cash remuneration and by delivering appropriate ownership in the Company through the grant of options.

o Integrates compensation programs with both the Company's annual and long-term strategic planning processes.

o Supports a performance-oriented environment that rewards performance with respect to Company goals.

o Attracts and retains key executives critical to the long-term success of the Company.

The Company's Compensation package for employees generally and executive officers in particular consists of both cash remuneration and equity based compensation. The Company maintains a variety of benefit programs which are designed to allow the Company to attract and retain talented individuals in a variety of disciplines.

All employees may participate in the following benefit plans upon the attainment of certain entrance requirements:

o    Unique Mobility Health Benefit Plan
o    401(K) Savings Plan of Unique Mobility, Inc.
o    Unique Mobility, Inc. Stock Purchase Plan (not available to Mr. Geddes)

In addition, employees may be eligible for participation in the following benefit plans at the discretion of the Company's Board of Directors:

o    Unique Mobility, Inc. 1992 Stock Option Plan
o    Unique Mobility, Inc. Employee Stock Bonus Plan

The Board of Directors believes that equity based compensation is critical to the Company's ability to attract and retain qualified employees. The Company's equity based compensation plans are designed to encourage and create ownership in the Company's common stock, not only by executive officers, but by all employees generally. The Board believes that the equity based plans of the Company meet the objective of aligning key employees' long-range interests with those of shareholders by providing key employees with the opportunity to build a meaningful stake in the Company. The principal Company plans used to facilitate this objective are the 1992 Stock Option Plan and the Employee Stock Purchase Plan. Under the 1992 Stock Option Plan, employees are granted the right to acquire shares of the Company's common stock at a fixed price over a term not to exceed ten years. To further the Company's goal of encouraging equity ownership, all options granted under the 1992 Stock Option Plan since 1994 provide that option holders may not sell stock received through employee benefit programs if the sale of such stock exceeds 10% of the total trading volume of the stock on the date of sale by the option holder on any stock exchange and in the over-the-counter market. The 1992 Stock Option Plan also provides for incremental vesting of stock options and restricts trading by option holders to specified periods throughout the Company's fiscal year.

                Performance Evaluation of Chief Executive Officer

The Compensation and Benefits Committee considered the performance of the Chief Executive Officer, without the Chief Executive Officer present for fiscal 1999. Accordingly, this report covers the CEO's performance evaluation for fiscal 1999.

The Chief Executive Officer's performance is evaluated based principally on the following criteria:

o The achievement of the Company's long-term business goals and objectives during the immediately preceding one year period.

o The achievement of specified individual and overall Company objectives during the immediately preceding one year period.

o The performance of the Company's common stock during the preceding one year period.

In view of the Company's stage of development, the measure of achievement against goals and objectives tends to be subjective and the performance of the Company's common stock in the marketplace tends to be based on factors other than the widely-recognized financial performance measures of product sales, net profits and dividends. Accordingly, the Committee has relied in its review of the Chief Executive Officer's compensation on the following objective measures of performance against goals and objectives, which are listed below in descending order of importance:

o The number and quality of strategic alliances and acquisitions initiated and/or completed as measured against targeted goals. It is the Company's plan to form strategic alliances with one or more major companies in order to develop products and commercialize developed products as a means of accelerating the Company's growth in existing commercial markets and the high investment, high risk market for mass produced vehicle traction drives for the automotive sector. In addition, the Company has adopted a strategy to grow through acquisition of companies whose operations or markets are synergistic with the Company's operations. During fiscal 1999 the Company initiated discussions with several prospective strategic alliance partners and formed Unique Mobility Europa GmbH, a strategic alliance with Energy Conversion Devices, Inc. and EV Global Motors Company directed toward the introduction of a commercial all electric fleet vehicle. The Company also continued to participate actively in its strategic alliance with KYMCO for the development and commercialization of an electric propulsion system for application to motor scooters, the establishment of manufacturing operations for such systems, and the manufacture of conventional starters and alternators through Taiwan UQM Electric Co., Ltd. In addition, the Company completed the acquisition of Franklin Manufacturing Company which expanded the Company's manufacturing capability and revenue base.

o The capitalization and financial resources available to the Company as measured against targeted objectives. The Company completed an offering of its common stock under Regulation D during fiscal 1999 sufficient to finance the acquisition of Franklin Manufacturing Company. In addition, the Company secured bank lines of credit sufficient to support its expanded operations and term bank equipment lines sufficient to expand manufacturing capacity at the company's Unique Power Products and Franklin Manufacturing units.

o The number and quality of sponsored development programs and their contribution to the technical objectives of the Company. Although revenue from sponsored development programs declined during fiscal 1999, the quality of programs executed during fiscal 1999 met the Company's objective of directing such activities toward the development of products and technology that have near term commercialization potential.

o Technology advances and enhancements arising during the measurement period from internally funded research and development activities. The Company developed products which extended its high voltage product line during fiscal 1999 as a result of cost-shared and sponsored research and development activities. In addition, the Company was granted a U.S. patent covering the packaging of an electromechanical brake inside a motor and filed for patent coverage on the control signal output enabling the electronic control of its gearless brushless direct drive electric motor. The Compensation and Benefits Committee also reviewed other technological advances that are not the subject of patents and that the Company chooses not to make public at this time because they are confidential business information, the disclosure of which would have an adverse effect on the Company.

In addition, the Compensation and Benefits Committee conducted a survey of the compensation paid to the Chief Executive Officer, Chief Operating Officer and

Chief Financial Officer of six publicly-traded companies of similar market capitalization and operating within similar markets. The results of this analysis indicated that the base compensation of the aforementioned executive officers was substantially below the median compensation level of the executive officers of the peer group of companies studied.

Based on the compensation survey and the factors discussed above, the Compensation and Benefits Committee elected to increase the Chief Executive Officer's salary twenty-five (25) percent to $229,317 and grant the Chief Executive Officer options to acquire 89,262 shares of the Company's common stock at the prevailing market price on the date of grant under the 1992 Stock Option Plan. Additional Information

The compensation of the executive officers other than the Chief Executive Officer is set by the Compensation and Benefits Committee and Stock Option Committee based on the recommendations of the Chief Executive Officer, who evaluates subjectively and objectively their performance against assigned responsibilities and tasks and compensation levels relative to the surveyed group of peer companies.

The Company has executed employment agreements with three executive officers and Mr. Geddes. The employment agreements provide for the payment of severance benefits to the executive officers if the executive is terminated "without cause", (as such term is defined in the employment agreements) (see also "Employment Agreements" below). The Compensation and Benefits Committee believes it advisable to provide compensation to executive managers upon termination of employment. The Compensation and Benefits Committee established the salaries in the employment agreements applying the criteria discussed above, and the employment agreements themselves were not a factor in determining salaries.

During fiscal 1999 the Stock Option Committee considered three stock option grants and recommended for grant options to acquire 650,000 shares of common stock to employees of the Company, of which options to acquire, 401,717 shares of common stock, or 61.8 percent, were granted to executive officers as a group. The Company did not grant any options to acquire shares of common stock to consultants during fiscal 1999. All options granted during fiscal 1999 to employees are exercisable at an amount equal to the fair market value of the Company's common stock on the date of grant.

The Compensation and Benefits Committee of the Board of Directors:

         Ray A. Geddes
         Frank Hodsoll
         Lee Iacocca

The Stock Option Committee of the Board of Directors:

         Frank Hodsoll
         J. B. Richey
         Lee Iacocca

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Company's Compensation and Benefits Committee currently consists of three directors (Messrs. Geddes, Iacocca and Hodsoll) and the Stock Option Committee currently consists of three outside directors (Messrs. Hodsoll, Iacocca and Richey). The purpose of the Compensation and Benefits Committee is to determine compensation and benefits for executive officers of the Company (except stock options). The Compensation and Benefits Committee considered executive compensation during fiscal 1999. The purpose of the Stock Option Committee is to administer the Company's Stock Option Plans and make recommendations to the Board of Directors on the grant of stock options. The Stock Option Committee considered stock option grants three times during fiscal 1999.

Mr. Geddes is Chairman of the Board and Chief Executive Officer.

Mr. Richey, who serves on the Stock Option Committee, is an officer and director of Invacare, which owns .08 percent of the Company's common stock. In December 1995, the Company completed a stock purchase agreement with Invacare Corporation pursuant to which, in January 1996, Invacare acquired 129,032 shares of the Company's common stock at $3.88 per share. In addition, in August 1997 the Company completed an exclusive worldwide license and supply agreement with Invacare covering the commercial use of UQM products in the field of medical and health care products.

The Company has further agreed to use its best efforts to have a representative of Invacare elected to the Company's board of directors for so long as Invacare owns more than 100,000 shares of the Company's common stock. Mr. J. B. Richey, Senior Vice President-Total Quality Management and Director of Invacare Corporation, was appointed to the Company's Board of Directors in 1995 pursuant to this provision, and is a management nominee in these proxy materials.

EV Global Motors Company beneficially owns 978,864 shares or 5.91 percent of the Company's common stock. In addition, EVG owns a 19 percent interest in UQM Europa, a German corporation of which Mr. Geddes is co-managing director, and in which the Company holds a 33 percent interest. Mr. Iacocca, who serves on the Compensation and Benefit Committee and Stock Option Committee, is an officer and director of EVG. The Company owns 400,000 shares of EVG common stock and Mr. Geddes, the Company's Chairman and Chief Executive Officer, holds options to acquire 5,000 shares of EVG common stock.

In June 1999, Unique acquired an approximately 9.5 percent participation in a $5.225 million loan from EVG to Windermere Eco Development Limited, a Bahamian company ("WED") for $500,000 in cash. WED is an environmentally sensitive development on Windermere Island in the Bahamas. The entire loan is convertible into approximately 50.4 percent of the total outstanding equity of WED. Therefore, if EVG converts the loan, Unique will have the right to receive approximately 4.82 percent of the equity of WED.


                              Employment Agreements

The Company has entered into Employment Agreements with Messrs. Geddes, Rankin and French pursuant to which each has agreed to serve in his present capacity for a term expiring December 31, 1999. The Employment Agreements provide that Messrs. Geddes, Rankin and French will receive an annual base salary of $229,317, $194,041 and $152,073, respectively. In addition, the Company has entered into an Employment Agreement with Mr. Franklin expiring April 30, 2001. The Employment Agreement provides that Mr. Franklin shall receive an annual base salary of $140,000. Messrs. Geddes, Rankin, French and Franklin also receive the use of an automobile and may receive bonuses and stock options. Messrs. Geddes, Rankin, French and Franklin were granted options to acquire 89,262, 77,224, 60,521 and 174,710 shares of common stock, respectively during fiscal 1999.

Messrs. Geddes, Rankin, and French's Employment Agreements provide that if employment is terminated by the Company without cause during or after the term of the agreement (after three months' notice) or upon retirement after age 65, the officer shall receive one month's salary for each year of full-time employment, but not less than 12 months salary and not more than 24 months salary. If the officer terminates employment, he shall receive three months salary, unless the Company is in default, which shall be considered termination by the Company without cause. On a termination by the Company following a change of control of the Company, the officer shall have the option of receiving all amounts remaining due in the agreement or twice the payment due on a termination by the Company in the absence of a change of control. If an officer dies during employment, his estate shall receive three months compensation. Mr. Franklin's Agreement provides that if employment is terminated without cause during the term of the Agreement, that Mr. Franklin's salary under the Agreement shall continue for the remaining term of the Agreement.

The employment agreements further provide that the Company shall maintain at its expense, life insurance coverage on Messrs. Geddes, Rankin, French and Franklin payable to their designees in an amount equal to three times the annual compensation payable to each executive.

Pursuant to the Employment Agreements' Messrs. Geddes, Rankin, French and Franklin have agreed to at no time disclose to others any confidential information relating to the business affairs of the Company for any purpose other than the conduct of the Company's business and each has agreed to assign to the Company all right, title and interest in any inventions and patents developed in whole or in part by them, individually or with others, at any time during the term of the Employment Agreements, or six months thereafter, which relate to the business of the Company.

The Employment Agreements further provide that Messrs. Geddes, Rankin, and French, for a period of one year after the term of their respective Employment Agreements, and Mr. Franklin for a term of three years, will not become affiliated with any person, firm or corporation whose business is similar to or in competition with the Company. Messrs. Geddes, Rankin and French have agreed that for a period of one year after termination of their Employment Agreement, and in the case of Mr. Franklin, for a term of three years, to not induce or attempt to induce any employee of the Company to leave the employ of the Company; nor will they induce or attempt to induce any customer, supplier or licensee to cease doing business with the Company.

                        BOARD OF DIRECTORS COMPENSATION

In fiscal 1993, the Board of Directors of the Company established the Unique Mobility, Inc. Stock Option Plan for Non-Employee Directors which is designed to encourage directors to participate in the ownership of the Company and therefore to more closely align their interests with those of the Company's shareholders. The plan was approved by the Company's shareholders in February 1994. This plan was amended in 1999. Pursuant to this Amendment, Directors of the Company who are not officers may elect to receive an annual retainer of $15,000 in cash or the grant of options to acquire that number of shares of the Company's common stock that is equivalent to $15,000 as determined by utilizing the Black-Scholes option pricing model on the date of grant. Directors electing option grants in lieu of cash compensation may elect option exercise periods ranging from three years to ten years, and must elect to receive options at least six months prior to the anticipated grant date in accordance with the terms of the Unique Mobility, Inc. Stock Option Plan for Non-Employee Directors. Directors are also reimbursed for ordinary and necessary expenses of attending meetings. In addition, directors upon their initial election to the Board of Directors, are awarded 2,000 shares of the Company's common stock at a purchase price of $0.01 per share. Directors who are full-time officers of the Company are not entitled to additional compensation for their service as directors.

The following table sets forth information concerning remuneration to directors of the Company during fiscal 1999:

                             Number of
                            Securities
                            Underlying                           Shares of
                             Options     Price     Expiration   Common Stock
Name of Director             Granted   Per Share      Date        Awarded

Ray A. Geddes(1)               -           -            -            -

Frank Hodsoll                16,000      $5.06       9-13-08         -

H. J. Young                  16,000      $5.06       9-13-08         -

J. B. Richey                 16,000      $5.06       9-13-08         -

Lee A. Iacocca               16,000      $5.06       9-13-08         -

William G. Rankin(1)           -           -            -            -

Michael G. Franklin(1)         -           -            -            -

(1)  Serves without compensation in his capacity as an officer of the Company.

All directors who are eligible to receive compensation as a director for the term of service beginning September 14, 1998, elected to receive stock options in lieu of cash payments.

                               Performance Graph2


The following graph represents the yearly percentage change in the cumulative total return on the common stock of Unique Mobility, Inc., the group of companies comprising the S&P Electrical Equipment Index, and those companies comprising the S&P 500 Index for the five year period from 1994 through 1999:


Graphical depiction of the following data:

                                 INDEXED RETURNS

                                       Base              Years Ending
                                      Period
Company / Index             Mar94     Mar95    Mar96    Mar97     Mar98    Mar99

UNIQUE MOBILITY INC          100      73.14    65.73     53.70   124.99    65.75

S&P 500 COMP-LTD             100     115.57   152.67    182.93   270.74   320.72

ELECTRICAL EQUIPMENT-500     100     112.76   159.49    201.69   333.95   407.61


SECURITY OWNERSHIP OF CERTAIN OWNERS AND MANAGEMENT

The following table shows the ownership of the Company's $0.01 par value common stock by (i) beneficial owners of 5 percent or more of the Company's common stock, (ii) each director and nominee director, (iii) the Chief Executive Officer and each other executive officer whose annual salary and bonus exceeds $100,000 and (iv) all directors and executive officers as a group, as of June 16, 1999. Unless otherwise noted, each shareholder exercises sole voting and investment power with respect to the shares beneficially owned:

                                       Number of
                                      Common Shares                 Percent of
Name of Shareholder                 Beneficially Owned               Class (1)

Ray A. Geddes(2)                          917,422                      5.42%
William G. Rankin                         565,477                      3.31%
Donald A. French                          341,649                      2.03%
Frank Hodsoll                              54,000                       .03%
Jack Young                                 63,333                       .04%
J. B. Richey(3)                            23,333                       .01%
EV Global Motors Company(4)               978,864                      5.91%
Michael G. Franklin                       108,333                       .65%
Lido A. Iacocca (5)                       986,197                      5.95%

Director and Executive
  Officers as a Group (8 persons)       3,059,744                     17.08%

(1) Calculated separately for each holder on the basis of the actual number of outstanding shares as of June 16, 1999. Assumes that shares issuable upon exercise of options and warrants held by such person (but not by anyone else) and exercisable within 60 days from the date of this document have been issued as of such date.

(2)  Mr. Geddes' address is 425 Corporate Circle, Golden, Colorado 80401.

(3) Mr. Richey is an affiliate of Invacare Corporation which owns 129,032 shares (0.08%). Mr. Richey disclaims beneficial ownership of Invacare Corporation's shares.

(4) EV Global Motors Company's address is 10880 Wilshire Boulevard, Suite 1400, Los Angeles, California 90024.

(5)  Mr. Iacocca is an affiliate of EV Global Motors Company.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain transactions between the Company and members of the Compensation and Stock Option Committee's of the Company's Board of Directors are described above under "Compensation Committee Interlocks and Insider Participation".

                              SELECTION OF AUDITORS

At the meeting, the shareholders will be called upon to ratify the appointment of independent auditors to serve for fiscal 2000.

THE BOARD OF DIRECTORS AND THE MANAGEMENT OF THE COMPANY RECOMMEND THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP, DENVER, COLORADO who have been the independent auditors of the Company since 1985. A representative of that firm, who will be present at the meeting, will have the opportunity to make a statement should he desire to do so and can be expected to respond to appropriate questions. In the event the shareholders do not ratify the appointment of KPMG LLP as independent auditors, management may reconsider its choice of independent auditors.

To be adopted, the proposal must be approved by the affirmative vote of a greater number of votes cast for the proposal than are cast against the proposal. If a ballot is called for, proxies in the accompanying form appointing proposal. If a ballot is called for, proxies in the accompanying form appointing the persons whose names are printed therein to act will (unless the proxy form has been marked against or authority to vote is withheld) be voted in favor of the proposal.

               ADOPTION OF AMENDMENT TO THE 1992 STOCK OPTION PLAN

The Board of Directors and the shareholders approved the Unique Mobility, Inc. 1992 Option Plan ("1992 Option Plan") effective February 21, 1992. In April, 1993, February 1995 and August 1997, the shareholders approved amendments to the plan increasing the number of shares available for issuance under the plan by one million shares on each occasion, thereby raising the aggregate number of shares available for grant under the plan to its current level of four million shares.

The Board of Directors and management of the Company believe that the recruitment and retention of qualified employees is essential to the success of the Company and will be enhanced by providing incentive to the employees to promote the interests of the Company and thereby more closely align their interests with those of the Company's shareholders.

The Board and management believe the Company should continue to provide incentives to the employees to promote the interests of the Company and its shareholders by providing the opportunity to acquire ownership in the Company through the grant of stock options. Historically, the Company has granted stock options to all employees of the Company, as a group, who have remained in the employ of the Company at least six months, approximately once each twelve to eighteen months. In addition, the Company periodically grants stock options to selected employees and prospective employees as an incentive to recruit or retain qualified individuals.

Prior to fiscal 1999 the Company employed up to seventy-two employees, with average employment levels fluctuating between twenty-five and fifty employees. As a result of the acquisition of Aerocom Industries, Inc. in January, 1998 and Franklin Manufacturing, Inc. in April, 1998, as well as internal growth in all of the Company's operating units, the total number of company employees has risen to 185 as of May 31, 1999. In March, 1999 the Company granted options to acquire 500,000 shares of common stock to a total of 108 employees, who had been employed by the Company for a period of at least six months, in all operating units of the Company. At May 31, 1999, 380,035 shares of common stock were available for grant under the 1992 Option Plan.

The Board of Directors has determined by resolution Dated June 14, 1999, to amend the 1992 Option Plan to increase the number of shares available for grant under the 1992 Option Plan from 4 million shares to 5 million shares.

The 1992 Option Plan is construed, interpreted and administered by a committee appointed by the Board of Directors. Presently this committee is the Stock Option Committee of the Board of Directors which consists of three outside directors. Committee members are not eligible for the grant of options to acquire common stock of the Company under the 1992 Option Plan.

Under the 1992 Option Plan, any shares subject to an option that is not exercised are available for grants of future options. However, shares that are withheld to pay taxes are not available for grant of future options. The 1992 Option Plan provides that the number of shares of stock subject to the plan will be adjusted in the event of stock splits, stock dividends, reclassifications, or recapitalizations. If the Company pays a dividend in stock of another corporation or in other property, it will set aside a proportionate part for delivery to holders of outstanding options upon the exercise of such options. If there are other changes involving the stock, the Committee may, in its discretion, make appropriate changes in the shares of stock subject to the 1992 Option Plan and to outstanding options. If the Company issues subscription rights to its shareholders, rights will be reserved for the number of shares subject to outstanding options upon the exercise of such options. The 1992 Option Plan also provides that if the Company is merged, consolidated, or a party to a reorganization or if more than 50 percent of its voting stock is acquired, the Committee may make appropriate adjustments to the outstanding options, provide for their assumption by a successor corporation, or provide that they must be exercised within 30 days after notice and that, at the end of the 30 day period, they will terminate. The 1992 Option Plan provides that in case of a change in control of the Company, all outstanding options will become fully vested. A change in control will occur if, during any period of two consecutive years, the individuals who were members of the Board at the start of such period and new members whose nominations were approved by two-thirds of the directors in office at the start of the period or whose nomination was approved by such two-thirds majority no longer constitute a majority of the Board.

The Committee has the sole and absolute discretion to determine the employees and consultants to whom options will be granted, the number of shares subject to the option grant, the option price, the vesting of the option, the term of the option, and certain other terms of the option. An option granted to an individual who is subject to the "short swing" profit restrictions of Section 16(b) of the Securities Exchange Act of 1934 may not be exercised before the date that is six months after the date the option was granted.

The 1992 Option Plan provides for the grant of incentive stock options ("Incentive Options") within the meaning of Section 422 of the Code and options that are not described in Section 422 of the Code ("Non-Qualified Options"). Incentive Options and Non-Qualified Options will hereafter be referred to collectively as Options.

Options granted to employees may be either Incentive Options or Non-Qualified Options or a combination of the two kinds of options. Consultants may be granted only Non-Qualified Options.

The maximum term of an Option is ten years. The option price is determined by the Committee. However, in the case of an Incentive Option, the Option price must be at least equal to the fair market value of the stock on the date the Incentive Option is granted. The fair market value of the stock on July 2, 1997, was $6.38. There are other restrictions on Incentive Options. If the Incentive Option holder owns more than 10 percent of the Company's stock, the Incentive Option price must be at least 110 percent of the fair market value of the stock on the date of grant and the maximum term of the Incentive Option is five years. Moreover, the fair market value (determined at the time the Incentive Option is granted) of the shares of stock with respect to which an Incentive Option first becomes exercisable in a calendar year cannot exceed $100,000.

An Option holder may exercise the Option by written notice to the Company specifying the number of shares as to which the Option is being exercised and payment of the Option price. The Option price may be paid (1) in cash or by certified or cashier's check (2) by the surrender of shares of the Company's common stock already owned by the Option holder, (3) with the proceeds of a loan from the Company, or (4) through delivery of shares received on exercise of the Option to a broker.

The Option holder may pay the Option price by surrendering a number of shares of the Company's common stock that he already owns and that have a fair market value equal to the Option Price. However, the Option holder may not surrender shares of stock that have not been held for at least six months.

The Company, in its sole discretion, may make a loan to an Option holder to permit him to pay the exercise price. In general, the term of the loan will not be longer than five years; the loan will be secured by a pledge of all or portion of the stock purchased; the loan will bear interest at a rate determined by the Committee; it will be repaid in equal quarterly installments of principal and interest; and if the Option holder terminates employment with the Company, the loan will become immediately due and payable in full.

The Option holder may direct the Company to issue the certificate for the stock pursuant to the exercise of the Option to a broker who will sell a portion of the Stock to pay the exercise price or make a loan to the Option holder to enable the Option holder to pay the Option price.

The 1992 Option Plan also provides that Option holders who are subject to the withholding of state and federal income tax as the result of the exercise of a Non-Qualified Option may satisfy the income tax withholding obligation through the withholding of a portion of the stock to be received upon exercise of the Option.

Although the maximum term of an Option is generally ten years, the 1992 Option Plan provides that an Option will terminate prior to its stated term (the "Option Period") upon termination of employment, retirement or death.

If the employment of an Option holder who is an employee terminates for cause, the Option will be void for all purposes. If an employee Option holder retires from the Company after attaining age 65, he (or he dies, his successors) may exercise the Option for a period of three months after his retirement to the extent the Option was vested at the time of his retirement and so long as the Option has not expired by its terms. If an employee Option holder terminates employment before age 65, he may exercise the Option for a period of three months after his termination to the extent the Option was vested at the time of his termination and so long as the Option has not expired by its terms. If an employee Option holder dies while employed or in the three-month period described in the preceding sentence, his successors may exercise the Option with fifteen months following his death to the extent that the Option was vested at the time of his death and so long as the Option has not expired by its terms.

If the services of a consultant Option holder terminate during the Option period other than for cause or on account of death, the Option may be exercised during the remainder of the Option Period to the extent that the Option had become exercisable at the date of termination of services. If the services of a consultant Option holder are terminated for cause, the Option will be null and void. If a consultant Option holder dies during the Option Period, the Option holder's successors may exercise the Option for a period of fifteen months after the Option holder's death to the extent the Option was vested at the time of the Option holder's death and so long as the Option has not expired by its terms.

The 1992 Option Plan was amended, effective February 13, 1997, to provide that an option holder may transfer a Non-Qualified option to family members, a trust for the sole benefit of family member, or a partnership of which family members or trusts for their benefit are the only partners. Incentive Options are not transferable except by will or the laws of descent and distribution. As consideration for the grant of an Option, an employee Option holder agrees to remain in the employ of the Company for at least one year after the date of the grant, and a consultant Option holder agrees to abide by all of the terms and conditions of his agreement with the Company.

The Board may amend, modify, suspend or terminate the 1992 Option Plan but no such action will impair any Option previously granted under the 1992 Option Plan or deprive any Option holder of any shares of Stock that he acquired through or as a result of the 1992 Option Plan. Unless the 1992 Option Plan is sooner terminated by the Board, it will expire on February 20, 2002. No amendment or modification of the 1992 Option Plan will become effective without shareholder approval if such approval is required to enable the 1992 Option Plan to meet applicable statutory or regulatory requirements or if the Company, on the advice of counsel, determines that such approval is otherwise necessary or desirable. Option holders may not sell stock received on exercise if the sale of all stock received under Employee Benefit Plans of the Company shall exceed 10 percent of the total trading volume of the stock on the date of sale by the option holder on any stock exchange or on the over-the-counter market.

Federal Income Tax Consequences of the Exercise of Options.

Non-Qualified Options. When a Non-Qualified Option is granted, there are no income tax consequences for the Company or the Option holder. When a
Non-Qualified Option is exercised, in general, the Option holder recognizes compensation equal to the excess of the fair market value of the Stock on the date of exercise over the Option price. If, however, the Option holder exercises the Non-Qualified Option within six months after it was granted and if the sale of the Stock at a profit would subject the Option holder to liability under
Section 16(b) of the Securities Exchange Act of 1934 ("Section 16(b)"), the Option holder will recognize compensation income equal to the excess of (1) the fair market value of the Stock on the earlier of the date that is six months after the date of exercise or the date the Option holder can sell the Stock without Section 16(b) liability over (2) the Option price. The Option holder can make an election under Section 83(b) of the Code to measure the compensation as of the date the Non-Qualified Option is exercised. The compensation recognized by the Option holder is subject to tax withholding. The Company is entitled to a deduction equal to the compensation recognized by the Option holder for the Company's taxable year that ends with or within the taxable year in which the Option holder recognized the compensation assuming the amount is an ordinary and necessary business expense, is reasonable compensation, is not an excess parachute payment, and is not limited by the $1 million cap on deductible compensation.

Incentive Options. The Option holder does not recognize compensation and the Company is not entitled to a deduction upon the grant or the exercise of an Incentive Option. The Option holder, however, must treat the excess of the fair market value of the Stock on the date the Incentive Option is exercised over the Option price as an item of adjustment for purposes of the alternative minimum tax. If the Option holder makes a "disqualifying disposition" of the Stock (described below) in the same taxable year the Incentive Option was exercised, there are no alternative minimum tax consequences.

If the Option holder disposes of the Stock after the Option holder has held the Stock for the full statutory holding period (at least two years after the date the Incentive Option was granted and one year after the Incentive Option was exercised) (the "Incentive Option Holding Period"), the amount the Option holder receives upon the disposition over the Option price is treated as long-term capital gain. The Company is not entitled to a deduction.

If the Option holder makes a "disqualifying disposition" by disposing of the Stock before it has been held for the Incentive Option Holding Period, the Option holder recognizes compensation equal to the excess of (1) the fair market value of the Stock on the date the Incentive Option was exercised or, if less, the sale price received for the Stock over (2) the Option price. At present the Company is not required to withhold income or other taxes. The Company is entitled to a deduction equal to the compensation recognized by the Option holder for the Company's taxable year that ends with or within the taxable year in which the Option holder recognized the compensation if the amount is an ordinary and necessary business expense, is reasonable compensation, is not an excess parachute payment, and is not limited by the $1 million cap on deductible compensation.

Withholding. The Option Plan provides that Option holders are responsible for making appropriate arrangements with the Company to provide for any required withholding. The Company is not obligated to deliver shares of Stock upon the exercise of a Non-Qualified or an Incentive Option until all applicable federal, state, local income and other tax withholding requirements have been satisfied.


MANAGEMENT AND THE BOARD OF DIRECTORS RECOMMEND THAT THE SHAREHOLDERS VOTE FOR THE AMENDMENT TO THE 1992 OPTION PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR GRANT FROM FOUR MILLION TO FIVE MILLION SHARES.


                 PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION
                    TO PROVIDE FOR AUTHORIZED PREFERRED STOCK

The management of the Company has adopted an aggressive business plan to grow the Company including an expansion of its manufacturing operations, strategic alliances to access new markets and acquisitions. In order to facilitate execution of the foregoing objectives, management and the Board of Directors propose that the shareholders authorize a class of preferred stock. Management believes that the ability to issue preferred stock, with preferences and designations as authorized by the Board of Directors, will enhance the Company's ability to complete and finance potential acquisitions, by providing additional flexibility in designing a financing package that meets the needs of the target company's owners, thereby improving the likelihood that potential transactions will not only be completed, but be completed such that the post acquisition financial results are accretive to the Company's operating performance.
Likewise, Management believes that its ability to negotiate and complete strategic alliances with leading companies worldwide will be similarly enhanced by the flexibility of structuring an investment consistent with the business objectives of potential strategic partners. The availability of preferred stock for issuance, without the delay and expense of obtaining the approval of shareholders at a special meeting, will afford the Company advantages in acting upon transactions in the future where the issuance of preferred stock would be desirable.

The Company currently has no plans to issue preferred stock.

As of the date of this proxy statement, the company has 50,000,000 shares of $0.01 par value common stock authorized, of which 16,568,522 shares are outstanding and 4,209,762 shares are reserved for issuance under the Company's stock options and warrants. The Company has no other classes of common stock or preferred stock authorized.

The Board of Directors has unanimously approved and proposes for shareholder approval an amendment to the Company's Articles of Incorporation to authorize a new class of capital stock consisting of 10,000,000 shares of preferred stock, $.01 par value (the "Preferred Stock"), with such relative rights, preferences and designations as may be determined by the Board in its sole discretion upon the issuance of any shares of the Preferred Stock. The proposal to authorize a new class of Preferred Stock is intended to provide shares of Preferred Stock for issuance from time to time as may be required or various purposes. The shares of Preferred Stock could be issued from time to time by the Board in its sole discretion without further approval or authorization by the shareholders, in one or more series, each of which series could have any particular distinctive designations as well as relative rights and preferences as determined by the Board. The relative rights and preferences that may be determined by the Board in its discretion from time to time, include but are not limited to the following:

1. the rate of dividend and whether the dividends are to be cumulative and the priority, if any, of dividend payments relative to other series in the class;

2. whether the shares of any such series may be redeemed, and if so, the redemption price and the terms and conditions of redemption;

3. the amount payable with respect to such series in the event of voluntary or involuntary liquidation and the priority, if any, of each series relative to other series in the class with respect to amounts payable upon liquidation and sinking fund provision, if any, for the redemption or purchase of the shares of that series;

4. the terms and conditions, if any, on which the shares of a series may be converted into or exchanged for shares of any class, whether common or preferred, or into shares of any series of the same class, and if provision is made for conversion or exchange, the times, prices, rates, adjustments and other terms;

5. any voting rights for such shares.

The existence of authorized but unissued shares of Preferred Stock could have anti-takeover effects because the Company could issue Preferred Stock with special dividend or voting rights that could discourage potential bidders.

The authorization of the Preferred Stock will give the Company's Board of Directors the ability, without shareholder approval, to issue shares of Preferred Stock with rights and preferences determined by the Board of Directors in the future. As a result, the Company may issue shares of Preferred Stock that have dividend, voting and other rights superior to those of the Common Stock, or that convert into shares of Common Stock, without the approval of the holders of Common Stock. This could result in the dilution of the voting rights, ownership and liquidation value of current shareholders.

Required Vote; Board Recommendation

The affirmative vote of a majority of the outstanding shares of Common Stock is required to approve the authorization of the Preferred Stock. The Board Of Directors Unanimously Recommends That The Shareholders Vote In Favor of The Proposal To Approve The Authorization Of The Preferred Stock.


                            PROPOSALS BY SHAREHOLDERS

In accordance with rules of the Securities and Exchange Commission, shareholders of the Company may present proposals to the Company for inclusion in the Company's proxy statement prepared in connection with its next regular Annual Meeting of Shareholders.

Proposals to be included in the proxy statement prepared in connection with the next Annual Meeting of Shareholders to be held in August 2000 must be received by the Company no later than March 31, 2000 in order to be considered for inclusion.

                                  OTHER MATTERS

As of the date of this proxy statement, the Board of Directors is not aware of any other matters to be presented for action at the meeting, nor has it been advised that others will present any other matters. If any other matters do properly come before the meeting, the proxy holders intend to vote the proxies held by them in accordance with their best judgment on such matters.

                                  ANNUAL REPORT

Upon the receipt of a written request from any shareholder, the Company will mail, at no charge to the shareholder, a copy of the Company's 1999 Annual Report on Form 10-K, including the financial statements and schedules required to be filed with the Securities and Exchange Commission pursuant to Rule 13a-1 under the Exchange Act, for the Company's most recent fiscal year. Written requests for such Report should be directed to:

                                    Secretary
                              Unique Mobility, Inc.
                              425 Corporate Circle
                             Golden, Colorado 80401
                              Phone (303) 278-2002

The Company's Annual Report on Form 10-K is also available at the web site that the Securities and Exchange Commission maintains at http://www.sec.gov.

                              APPROVAL OF DIRECTORS

The Board of Directors of the Company has approved the contents of this proxy statement and its mailing to the shareholders.



                                          /s/ Linnea Gillman
                                              Linnea Gillman, Secretary

PROXY    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
       Unique Mobility, Inc., 425 Corporate Circle, Golden, Colorado 80401

The undersigned hereby appoints Ray A. Geddes and Donald A. French as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated below, all the shares of common stock of Unique Mobility, Inc. held of record by the undersigned on June 23, 1999 at the Annual Meeting of Shareholders to be held on August 11, 1999 or any adjournment thereof.

THE BOARD OF DIRECTORS  RECOMMENDS  A VOTE FOR THE NOMINEES FOR DIRECTOR  LISTED
BELOW:

1. TO ELECT SIX DIRECTORS TO THE COMPANY'S BOARD OF DIRECTORS TO HOLD OFFICE UNTIL THE NEXT ANNUAL MEETING OF SHAREHOLDERS AND UNTIL THEIR SUCCESSORS ARE ELECTED. Ray A. Geddes Frank Hodsoll William G. Rankin H.J. Young J. B. Richey Michael G. Franklin

ELECTION OF DIRECTORS  FOR all nominees listed above     WITHHOLD AUTHORITY
                       (except as marked to the          to vote for all
                        contrary above)                  nominees listed above

(INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee's name above.)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSAL:

2. PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY.
          FOR   AGAINST   ABSTAIN

3. PROPOSAL TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR GRANT UNDER THE UNIQUE MOBILITY, INC. 1992 STOCK OPTION PLAN FROM FOUR MILLION TO FIVE MILLION SHARES.
          FOR  AGAINST   ABSTAIN

4. PROPOSAL TO AMEND THE ARTICLE OF INCORPORATION TO AUTORIZE A NEW CLASS OF $10 MILLION SHARES OF PREFERRED STOCK.
         FOR   AGAINST   ABSTAIN

5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. The Board of Directors is not aware of any other matters to be presented at the meeting for approval by the shareholders.


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NAMED NOMINEES AND FOR PROPOSALS 2, 3 AND 4.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.



Dated     , 1999
                                                Signature
Please mark, sign, date and return the proxy
card promptly using the enclosed envelope.      Signature, if held jointly

ARTICLES OF AMENDMENT TO THE
ARTICLES OF INCORPORATION OF
UNIQUE MOBILITY, INC.

     Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

     FIRST: The name of the corporation is UNIQUE MOBILITY, INC.

     SECOND: The following amendment to the Articles of Incorporation was adopted on June 14, 1999, as prescribed by the Colorado Business Corporation Act, by a vote of the shareholders. The number of shares voted for the amendment was sufficient for approval.

     THIRD: (A) The first sentence of Article IV of the Corporation's Articles of Incorporation shall be amended to read in its entirety as follows:

     (a) The total number of shares of stock that the Corporation shall have authority to issue is 60,000,000, divided into the following classes:

          (i) 50,000,000 shares of Common Stock, par value $.01 per share; and

          (ii) 10,000,000 shares of preferred stock, par value $.01 per share.

          Each holder of Common Stock shall be entitled to one vote for each share of such stock held, on all matters presented to stockholders.

(B)  The  following   paragraph (b)   shall  be  added  to  Article  IV  of  the
     Corporation's Articles of Incorporation:

     (b) Preferred Stock. The Board of Directors is authorized, subject to any limitations prescribed by law, to provide from time to time for the issuance of the shares of preferred stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish the characteristics of each series, including the following:

     (i) the number of shares of that series, which may subsequently be increased or decreased (but not below the number of shares of that series then outstanding) by resolution of the Board of Directors, and the distinctive designation thereof;

     (ii) the voting powers, full or limited, if any, of the shares of that series and the number of votes per share;

     (iii) the rights in respect of dividends on the shares of that series, whether dividends shall be cumulative and, if so, from which date or dates and the relative rights or priority, if any, of payment of dividends on shares of that series and any limitations, restrictions or conditions on the payment of dividends;

     (iv) the relative amounts, and the relative rights or priority, if any, of payment in respect of shares of that series, which the holders of the shares of that series shall be entitled to receive upon any liquidation, dissolution or winding up of the Corporation;

     (v) the terms and conditions (including the price or prices, which may vary under different conditions and at different redemption dates), if any, upon which all or any part of the shares of that series may be redeemed, and any limitations, restrictions or conditions on such redemption;

     (vi) the terms, if any, of any purchase, retirement or sinking fund to be provided for the shares of that series;

     (vii) the terms, if any, upon which the shares of that series shall be convertible into or exchangeable for shares of any other class, classes or series, or other securities, whether or not issued by the Corporation;

     (viii) the restrictions, limitations and conditions, if any, upon issuance of indebtedness of the Corporation so long as any shares of that series are outstanding; and

     (ix) any other preferences and relative, participating, optional or other rights and limitations not inconsistent with law, this Article Fourth or any resolution of the Board of Directors pursuant to this Article Fourth.

     FOURTH: Except as amended hereby, the provisions of the Articles of Incorporation, as heretofore amended, shall remain in full force and effect.

                                                          UNIQUE MOBILITY, INC.


                                                          By:/s/Donald A. French

                                                          Donald A. French

                       AMENDMENT TO UNIQUE MOBILITY, INC.
                             1992 STOCK OPTION PLAN

                                    RECITALS

The Board of Directors of Unique Mobility, Inc., a Colorado corporation (the "Company"), established the Unique Mobility, Inc. 1992 Stock Option Plan (the "Option Plan") effective February 21, 1992. In Section 11 of the Option Plan, the Company reserved the right and power to amend the Option Plan from time to time. The Plan is amended as set forth below, to be effective as of August 11, 1999.

                                    AMENDMENT

1. The first sentence of section 4.1 shall be amended in its entirety to provide as follows:

     "A total of five million Shares are authorized for issuance under the Plan in accordance with the provisions of the Plan and subject to such restrictions or other provisions as the Committee may from time to time deem necessary."

2. Except as amended by this Amendment, the Plan shall continue in full force and effect.


IN WITNESS WHEREOF, this Amendment has been executed this 14th day of June, 1999, to be effective as of August 11, 1999.


                                    UNIQUE MOBILITY, INC.

                                    By:/s/Donald A. French
                                    Donald A. French, Treasurer